Exhibit 99.1

Joint Filer Information

Name:	Aventis Holdings Inc.

Address:	3711 Kennett Pike, Suite 200
Greenville, Delaware 19807

Designated Filer:	Aventis Inc.

Issuer:	Introgen Therapeutics Inc.

Nature of Interest:	Direct (1)

Date of Event
Requiring Statement:	September 17-18, 2003

Signature:	/s/ Joseph M. Palladino